Exhibit 23.3

December 20, 2005

PacifiCare Health Systems, Inc.

5995 Plaza Drive

Cypress, California 90630

Ladies and Gentlemen:

Reference is made to our opinion, dated December 20, 2005, addressed to PacifiCare Health Systems, Inc., a Delaware corporation (“PacifiCare”) regarding certain tax matters, delivered in connection with the Merger (as defined and described in the Agreement and Plan of Merger, dated as of July 6, 2005 (the “Merger Agreement”), by and among UnitedHealth Group Incorporated (“UnitedHealth Group”), a Minnesota corporation, Point Acquisition LLC, a limited liability company organized under the laws of the State of Delaware and a direct wholly owned subsidiary of UnitedHealth Group, and PacifiCare).

We hereby consent to the filing of such opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement of UnitedHealth Group, file number 333-127455 (the “Registration Statement”), and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Joint Proxy Statement/Prospectus of UnitedHealth Group and PacifiCare included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Skadden, Arps, Slate, Meager & Flom LLP